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                                                                                                                          Exhibit 12



                                                                                   The Gillette Company

                                                                             Ratio of Earnings to Fixed Charges
                                                Six months       Six months
Dollars in millions                               ended            ended
                                               June 30, 2004    June 30, 2003       2003       2002       2001       2000       1999
                                             ---------------  ---------------      -----      -----      -----      -----      -----
Earnings:
 Income from continuing operations before
 income taxes                               $          1,131              859      1,964      1,752      1,342      1,288      1,912
       Interest expense                                   23               30         54         84        145        223        136
       Interest portion of rental expense                 21               22         41         43         31         25         20
       Amortization of capitalized interest                4                5         10         10          9          6          5

                                                       -----            -----      -----      -----      -----      -----      -----
       Earnings available for fixed charges $          1,179              916      2,069      1,889      1,527      1,542      2,073
                                                       =====            =====      =====      =====      =====      =====      =====

Fixed Charges:
       Interest expense                     $             23               30         54         84        145        223        136
       Interest capitalized                                1                1          2          4         11         23         13
       Interest portion of rental expense                 21               22         41         43         31         25         20

                                                       -----            -----      -----      -----      -----      -----      -----
       Total fixed charges                  $             45               53         97        131        187        271        169
                                                       =====            =====      =====      =====      =====      =====      =====



Ratio of Earnings to Fixed Charges                      26.2             17.3       21.4       14.5        8.2        5.7       12.3
                                                       =====            =====      =====      =====      =====      =====      =====

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